Exhibit 99.1

April 22, 2015 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2015 - EPS increased 25% along with Record Cash Flows from Operations

NORTH LIBERTY, IOWA - April 22, 2015 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2015. Highlights of the quarter included:

•	Net Income increased 25.1%,

•	Earnings per share increased 25%,

•	Record cash flows from operations of $55.7 million,

•	Repaid all long-term debt within 14 months of initial borrowing,

•	Operating results increased cash reserves by $34.9 million,

•	Year-over-year operating ratio improvement from 90.8% to 84.9%,

•	13% increase in average driver wages, including detention pay after 1 hour.

Financial Results

Heartland Express (the "Company") ended the first quarter of 2015 with net income of $17.6 million, compared to $14.1 million in the first quarter of 2014, a 25.1% increase. Basic earnings per share were $0.20 during the quarter compared to $0.16 earnings per share in the first quarter of 2014, a 25.0% increase. Operating revenues were $187.5 million, a 16.5% decrease, compared to $224.5 million in the first quarter of 2014. Operating revenues for the quarter included fuel surcharge revenues of $26.1 million compared to $45.9 million in the same period of 2014, a $19.8 million decrease. Operating revenues decreased 9.6% excluding the impact of fuel surcharge revenues. Operating income for the three-month period was positively impacted by a $8.1 million increase in gains on disposal of property and equipment and a $9.6 million decrease in net fuel expense. The Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 84.9% and a 9.4% net margin (net income as a percentage of operating revenues) in the first quarter of 2015 compared to 90.8% and 6.3%, respectively in the first quarter of 2014.

Balance Sheet, Liquidity, and Capital Expenditures

At March 31, 2015, the Company had $52.2 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $220.6 million in available borrowing capacity on the line of credit at March 31, 2015 after consideration of outstanding letters of credit. The Company is in compliance with associated financial covenants. The Company's debt balance decreased $24.6 million from December 31, 2014 due to repayments during the three months ended March 31, 2015. Since the high point of the Company's debt borrowings of $76.7 million in December of 2013, the Company has repaid the borrowings in full and returned to a balance sheet without long-term debt. The Company ended the quarter with total assets of $780.5 million.

The average age of the Company's tractor fleet was 1.7 years as of March 31, 2015 compared to 2.6 years at March 31, 2014. During the first quarter of 2015 the Company took delivery of approximately 250 new tractors and has approximately 1,300 new tractors scheduled for delivery prior to the end of the year. The new tractors have been and will continue to be a mix of International ProStar Plus and Freightliner Cascadia models in 2015. The average age of tractors is currently expected to decrease throughout the remainder of 2015. The average age of the Company's trailer fleet was 4.5 years at March 31, 2015 compared to 4.8 years at March 31, 2014. During the first quarter of 2015 the Company took delivery of 50 new trailers and has 450 new trailers scheduled for delivery prior to the end of 2015. The Company will continue to take advantage of a favorable used trailer market during the remainder of 2015. It is currently estimated that the Company's dry-van trailer fleet, excluding specialty equipment, will be 100% 2011 and newer model years by the end of 2015.

Net cash flows from operations for the first three months of 2015 was an all-time record high of 29.7% of operating revenues or $55.7 million. The primary use of cash during the three month period ended March 31, 2015 was $24.6 million for the repayment of long-term debt obligations. The Company currently anticipates a total of approximately $80 to $90 million in net capital expenditures for the calendar year. The Company ended the past twelve months with a return on total assets of 11.6% and a 19.0% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends. A dividend of $0.02 per share was declared during the quarter and was paid on April 2, 2015. The Company has now paid cumulative cash dividends of $452.2 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past forty-seven consecutive quarters. The Company has also repurchased approximately $80.5 million of common stock over the past five years.

We continued to deliver award-winning service and safety to our customers as evidenced by the following awards received during the quarter:

•	Unilever - Excellence Award (2014)

•	Winegard - Truckload Carrier of the Year (2014)

•	Quaker/Gatorade - Carrier of the Year (Central Region - West, 2014)

•	Quaker/Gatorade - Carrier of the Year (Northwest Region, 2014)

•	Exel - Truckload EDI Compliance Award (2014)

•	Eastman - Supplier Excellence Award (2014)

Other Information

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014
OPERATING REVENUE	$187,523	$224,481

OPERATING EXPENSES:
Salaries, wages, and benefits	$70,996	$70,945
Rent and purchased transportation	9,327	14,510
Fuel	34,256	63,225
Operations and maintenance	8,134	10,121
Operating taxes and licenses	4,813	4,846
Insurance and claims	6,644	7,095
Communications and utilities	1,543	1,830
Depreciation and amortization	25,974	24,573
Other operating expenses	7,757	8,691
Gain on disposal of property and equipment	(10,181)	(2,043)

	159,263	203,793

Operating income	28,260	20,688

Interest income	31	36

Interest expense	(19)	(155)

Income before income taxes	28,272	20,569

Federal and state income taxes	10,661	6,490

Net income	$17,611	$14,079

Earnings per share
Basic	$0.20	$0.16
Diluted	$0.20	$0.16

Weighted average shares outstanding
Basic	87,791	87,704
Diluted	87,965	87,917

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2015	2014
CURRENT ASSETS
Cash and cash equivalents	$52,171	$17,303
Trade receivables, net	73,744	77,034
Prepaid tires	9,424	10,160
Prepaid shop supplies	1,840	2,056
Other current assets	34,061	8,992
Income tax receivable	7,191	19,920
Deferred income taxes, net	16,855	14,767
Total current assets	195,286	150,232

PROPERTY AND EQUIPMENT	655,616	678,566
Less accumulated depreciation	197,306	198,007
	458,310	480,559
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	15,754	16,380
OTHER ASSETS	10,953	12,611
	$780,515	$759,994
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$33,918	$8,261
Compensation and benefits	28,220	26,303
Insurance accruals	19,534	19,249
Other accruals	13,544	14,475
Total current liabilities	95,216	68,288
LONG-TERM LIABILITIES
Income taxes payable	17,257	18,296
Long-term debt	—	24,600
Deferred income taxes, net	102,169	101,605
Insurance accruals less current portion	60,729	59,300
Other long-term liabilities	12,418	11,318
Total long-term liabilities	192,573	215,119
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2015 and 2014; outstanding 87,791 in 2015 and 87,781 in 2014, respectively	907	907
Additional paid-in capital	4,210	4,058
Retained earnings	525,686	509,834
Treasury stock, at cost; 2,898 in 2015 and 2,908 in 2014, respectively	(38,077)	(38,212)
	492,726	476,587
	$780,515	$759,994